For Immediate Release

Contact: Stephen Lange Ranzini, President and CEO

Phone: 734-741-5858, Ext. 226

Email: ranzini@university-bank.com

UNIVERSITY BANCORP GIVES NOTICE OF VOLUNTARY DELISTING

Ann Arbor, Michigan, December 31, 2008 — University Bancorp, Inc. (NASDAQ: UNIB)(the “Company”) announced today that it has given notice to The Nasdaq Stock Market of its determination to voluntarily withdraw the Company’s common stock, $0.01 par value per share, from listing on the Nasdaq Capital Market and to withdraw the registration of the common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Act”). The Company will file a Form 25 with the Securities and Exchange Commission to effect the delisting and withdrawal from registration under the Act. Trading in the Company’s common stock will be discontinued prior to the opening of trading on January 12, 2009.

The Company has determined to delist the common stock in order to minimize annual legal and accounting expense relating to public reporting obligations and related compliance with the provisions of Sarbanes-Oxley; to eliminate the annual expense of listing fees; in light of the minimal daily trading volume of the Common Stock; and in recognition of the fact that listing the Common Stock does not provide a significant benefit to the vast majority of the Company’s stockholders, on a cost effective basis.

The Company expects that it will also file with the Securities and Exchange Commission a notice on Form 15, which will suspend the Company’s obligation to file periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, under the Act.

While the Company’s common stock may remain eligible to be quoted on the over-the-counter bulletin board market or in the pink sheets, if market makers choose to make the necessary filings, the Company has not arranged for the listing of the common stock on any other exchange, and has not made any arrangements for the quotation of the common stock on any other quotation system or medium.

Ann Arbor-based University Bancorp owns 100% of University Bank which, together with its subsidiaries, holds and manages a total of over $5.0 billion in loans and assets. University Bank is an FDIC-insured, locally owned and managed community bank, and is the only financial institution headquartered in Washtenaw County rated “Outstanding” by the FDIC for Community Service and Community Reinvestment through its creative and innovative services to meet the financial needs of its community. University Bank also specializes in several niche financial services through subsidiaries:

UNIVERSITY BANCORP VOLUNTARILY DELISTS

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• University Islamic Financial Corporation, based in Ann Arbor, Michigan and 80%-owned, engages in Islamic Banking and is the first and only Islamic Banking subsidiary of a bank in the U.S.

It offers residential and commercial real estate financing, the only FDIC-insured Islamic deposits (offered through University Bank) and Islamic equity mutual funds (offered through University Insurance & Investments).

• Midwest Loan Services, Inc., based in Houghton, Michigan and 80%-owned, specializes in mortgage subservicing and mortgage origination primarily serving over 250 credit unions, representing 2.6% of all credit unions in the U.S.

• University Bank originates HUD’s FHA and VA and other mortgage loans on a wholesale and retail basis from its Farmington Hills, Michigan office.

• University Insurance & Investment Services is a 100%-owned subsidiary that provides a full range of insurance services as an independent agent for 49 insurance companies and investment brokerage account services.

Any prediction of the future is inherently not assured. Investors should read the risk factors listed on pages 23 through 24 in the Company’s report on Form 10KSB for the year ended December 31, 2007 and any prediction in this release is intended to be covered by the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934.

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